UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Six Flags Entertainment Corporation
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SIX FLAGS ENTERTAINMENT CORPORATION

1000 Ballpark Way Suite 400

Arlington, Texas 76011

ADDITIONAL INFORMATION

Filed pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934. On April 21, 2021, Six Flags Entertainment Corporation sent an email with the following content to certain stockholders with the subject “Six Flags’ “Say-on-Pay” proposal.”

[salutation]

Six Flags recently filed its Proxy Statement for its Annual Meeting on May 5, 2021. Among other proposals, we are seeking stockholder approval of a non-binding, advisory vote on our executive compensation. As you consider your vote, we would like to highlight the following information contained in our Proxy Statement.

The impact of the COVID-19 pandemic on the Company’s business has been more substantial than any other event throughout the Company’s history and had a material negative impact on our business and financial performance. We believe our response to the pandemic and the significant progress we made on our transformation plan to strengthen the business demonstrated that the Company has an extremely dedicated and conscientious management team. However, because of the pandemic’s impact on the Company’s operations and financial performance, no annual incentives were paid to any executives for 2020.

Based on investor feedback, neither stock options nor Project awards were used in the design of the long-term incentive program for 2020. The revised program was originally designed to consist of 50% restricted stock units (“RSUs”) and 50% performance stock units (“PSUs”). The Compensation Committee believes that a combination of RSUs and PSUs better aligns with current market practice and stockholder interests, and will enhance the Company’s ability to drive stockholder value while attracting, retaining, and motivating leadership talent. However, due to the uncertainty created by the impact of the pandemic at the time the Compensation Committee was considering the performance criteria for the long-term incentive plan, the Compensation Committee determined that it was impracticable to establish meaningful long-term performance metrics. Instead, the 2020 grants to named executive officers consisted 100% of RSUs to motivate leading the business to recovery and growth and to provide a more effective retention tool.

In 2021, we returned to the original intent of 50% RSUs and 50% PSUs. PSU targets are based upon Adjusted EBITDA (60%) and Revenue (40%) achieved in the third year of the plan (2023), in each case aligned with the goals of the transformation plan. In the future, we anticipate that we will continue with 50% RSUs and PSUs for or named executive officers.

The Company values continuous dialogue with institutional investors and other stockholders, and spends considerable time reflecting on feedback received. As a direct result of the Company’s stockholder engagement initiatives over the past few years, the Company has made several improvements to its practices:

●	Enhanced compensation disclosures – the company has continued to more clearly describe the elements of its compensation program, including long-term equity awards.
●	Compensation benchmarking – the Compensation Committee benchmarks total compensation of the named executive officers to the median of its peer group.
●	Reinvigorated annual incentive plan and new long-term equity incentive plan for 2021 – the Compensation Committee, in consultation with the independent compensation consultant and senior management, is continuing to design changes to both the annual and long-term incentive plans. The company believes that these changes better align with current market practice and stockholder expectations, as well as strengthen the link between pay and performance.
●	No future Project awards – the company has not announced any new Projects since 2016 and does not intend to grant Project awards in the future.

We welcome input from stockholders on our compensation policies and compensation program at any time. Please let me know if you would like to discuss the Company’s executive compensation program in more detail.

Best wishes,

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